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                                                                    EXHIBIT 10.2

          DESCRIPTION OF SEVERANCE ARRANGEMENTS FOR STEPHEN C. MUTHER

     Stephen C. Muther, Senior Vice President, Administration and General Counsel of Buckeye Pipe Line Company LLC, the general partner (the "General Partner") of Buckeye Partners, L.P. (the "Partnership"), and Glenmoor LLC ("Glenmoor") are parties to an Amended and Restated Employment and Severance Agreement, dated as of May 4, 2004 (the "Employment Agreement"), which provides for, among other things, the payment of severance and the continuation of certain benefits following (a) an involuntary termination of Mr. Muther's employment for any reason other than for "cause" or (b) a voluntary termination of employment by Mr. Muther for "good reason," which includes, in certain circumstances, a termination in connection with a "change of control" of the Partnership. The Employment Agreement provides for a severance payment of 3.0 times Mr. Muther's annualized base salary at the time of termination in the circumstances described in clauses (a) and (b) above. In addition, the Partnership will provide certain benefits to Mr. Muther for a period of 18 months (36 months if the triggering event is a "change of control") following his termination. For purposes of the Employment Agreement, a "change of control" is defined as the acquisition (other than by the General Partner and its affiliates) of 80 percent or more of the LP Units of the Partnership, 51 percent or more of the general partnership interests owned by the General Partner or 50 percent or more of the voting equity interest of the Partnership and the General Partner on a combined basis. Although the Partnership is not obligated for Mr. Muther's compensation and benefits generally under the Exchange Agreement, the Partnership would be required to reimburse Glenmoor for certain severance costs incurred under the Employment Agreement. The Employment Agreement supercedes certain severance agreements previously entered into by Mr. Muther and the General Partner (and its affiliates) for which the Partnership had similar reimbursement obligations.